Exhibit 99.1

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

17th February 2016

Universal Biosensors announces FY2015 results showing

strong revenue growth and positive operating cash flow

Highlights of FY2015

•	Revenue from Quarterly Service Fees – generated by sales of OneTouch Verio blood glucose test strips by LifeScan – up 99% to $12.8 million in FY2015 from $6.4 million in FY2014

•	Revenue from supply of test strips for the Siemens Xprecia StrideTM Coagulation Analyzer reach $1.3M in first full year of commercial sales

•	Net development expense (after the R&D tax rebate) increased to $10.5 million in FY2015, from $7.2 million in FY2014

•	Net loss of $6.6 million in FY2015, an improvement on the net loss of $9.3 million in FY2014

•	Positive operating cash flow of $1.8 million, up from negative $(5.4) million in FY2014

•	Closing cash balance at 31 December 2015 of $14.4 million

Universal Biosensors (ASX:UBI) today released its full year financial results for FY2015. Total revenue increased 76% to $16.8 million in FY2015, from $9.5 million in FY2014. In FY2015, the key revenue contributor was the Quarterly Service Fees, generated by sales of OneTouch Verio blood glucose test strips by LifeScan, which doubled to $12.8 million in FY2015 (up from $6.4 million in FY2014). In addition, UBI generated $2 million in revenue from milestone payments in FY15, up 12% on FY2014.

Paul Wright, CEO of Universal Biosensors said: “The revenue generated by the Quarterly Service Fees drops straight through to the bottom line, so this growing revenue stream underpins our improving profitability and cash flow. With the momentum already established and regulatory changes in Europe driving the industry to higher accuracy standards, we should see this revenue stream continue to grow in FY16.”

Total development expenses in FY2015 were up 15% to $19.8 million in FY2015, from $17.1 million in FY2014. Net development expenses (after the R&D tax rebate) increased by 46% in FY2015 to $10.5 million, from $7.2 million in FY2014. The Company expects to receive a cash rebate of $9.2 million in R&D tax incentive income in 2016, for expenses incurred in the FY2015 financial year.

The net loss of $6.6 million in FY2015 was an improvement on the net loss of $9.3 million in the previous corresponding period. General and Administrative expenses remained largely fixed.

The Company reported positive operating cash flow of $1.8 million in FY2015. This represents the continuation of a positive trend in improving cash flows over the past few years from negative $(16.6) million in FY2013 and negative $(5.4) million in FY2014. This improved cash flow primarily relates to the significant increase in Quarterly Service Fees and supply of test strips for the Xprecia StrideTM.

As at December 31, 2015 the Company had a cash balance of $14.3 million.

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

Enquiries:

Paul Wright +61 3 9213 9000

About Universal Biosensors

For additional information in relation to Universal Biosensors, refer to

http://www.universalbiosensors.com/announcements.html.

Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the Exchange Act. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the proposed offering. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposed offering will occur, and the terms of any such offering are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.